Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES FOURTH QUARTER 2024 FINANCIAL RESULTS
DECLARES FIRST QUARTER 2025 DISTRIBUTION OF $0.34 PER SHARE
Chicago, IL - March 3, 2025 - OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended December 31, 2024.
FOURTH QUARTER FINANCIAL HIGHLIGHTS
•Net investment income increased to $0.30 per common share for the quarter ended December 31, 2024 from $0.27 per common share for the quarter ended September 30, 2024.
•Net gain on investments of $1.60 per common share for the quarter ended December 31, 2024, primarily comprised of net unrealized appreciation of $1.79 per common share, offset in part by net realized losses of $0.19 per common share. See additional information under “Results of Operations” below.
•Net asset value per common share increased to $12.85 at December 31, 2024 from $11.29 at September 30, 2024.
•As of December 31, 2024, based on fair value, 91% of our loan portfolio consisted of floating rate loans and 100% of our loan portfolio consisted of first and second lien loans.
•For the quarter ended December 31, 2024, our investment portfolio’s weighted-average performing income yield increased to 13.8% from 13.6% during the quarter ended September 30, 2024, primarily due to an increase in earned yields on our structured finance securities.
•No new loans were placed on non-accrual status during the fourth quarter. The number of issuers with loans on non-accrual status decreased by one from the prior quarter. See additional information under “Portfolio and Investment Activities” below.
OTHER RECENT EVENTS
•On February 26, 2025, our Board of Directors declared a distribution of $0.34 per common share for the first quarter of 2025, payable on March 31, 2025 to stockholders of record as of March 21, 2025.

SELECTED FINANCIAL HIGHLIGHTS	Quarter Ended
(Per common share)	December 31, 2024	September 30, 2024
Net Investment Income
Net investment income	$0.30	$0.27

Net Realized/Unrealized Gain (Loss)
Net realized loss on investments, net of taxes	$(0.19)	$(0.83)
Net unrealized appreciation on investments, net of taxes	1.79	0.68
Net realized and unrealized gain (loss)	$1.60	$(0.15)

Earnings (Loss)
Earnings (loss)	$1.90	$0.12

Net Asset Value
Net asset value	$12.85	$11.29
Distributions paid	0.34	0.34

	As of
(in millions)	December 31, 2024	September 30, 2024
Balance Sheet Highlights
Investment portfolio, at fair value	$409.7	$394.7
Outstanding debt	248.4	249.1
Net assets	172.2	151.3

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions)

	Quarter Ended
Portfolio Yields(1)	December 31, 2024	September 30, 2024
Average performing interest-bearing investments, at cost	$298.0	$309.4
Weighted-average performing income yield - interest-bearing investments(2)	13.8%	13.6%
Weighted-average realized yield - interest-bearing investments(3)	11.9%	11.8%
(1)The weighted-average yield of our investments is not the same as a return on investment for our stockholders, but rather relates to our investment portfolio and is calculated before the payment of all of our fees and expenses.
(2)Performing income yield is calculated as (a) the actual amount earned on performing interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing interest-bearing investments at amortized cost.
(3)    Realized yield is calculated as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total interest-bearing investments at amortized cost, in each case, including debt investments on non-accrual status and non-performing structured finance securities.

	Quarter Ended
Portfolio Purchase Activity	December 31, 2024	September 30, 2024
Investments in debt securities	$23.2	$30.4
Investments in structured finance securities	9.4	18.0
Total investment purchases and originations	$32.6	$48.4
During the quarters ended December 31, 2024 and September 30, 2024, we purchased $27.4 million of structured finance securities, which had a weighted-average effective yield of 22.7% at December 31, 2024, based on the original purchase cost and the yield as of period end.
As of December 31, 2024, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $409.7 million, which was equal to approximately 113% of amortized cost;
•Debt investments of $224.2 million, of which 85% and 15% were first lien loans and second lien loans, respectively;
•Equity investments of $108.6 million; and
•Structured finance securities of $76.9 million.
During the quarter ended December 31, 2024, we sold a second lien debt investment, which was previously on non-accrual status, resulting in a net realized loss of $1.9 million. The net realized loss of $1.9 million was substantially recognized in prior fiscal periods as an unrealized loss and did not impact our net asset value during the quarter. No new loans were placed on non-accrual status during the quarter ended December 31, 2024.
OUTSTANDING DEBT
During the quarter ended December 31, 2024 and September 30, 2024, the average dollar borrowings and weighted-average effective interest rate for our debt were as follows ($ in millions):

Quarter ended	Average Dollar Borrowings	Weighted-Average Effective Interest Rate
December 31, 2024	$248.1	6.30%
September 30, 2024	249.1	6.46

RESULTS OF OPERATIONS
(in thousands)	Quarter Ended
	December 31, 2024	September 30, 2024
Total investment income	$11,648	$10,918
Expenses:
Interest expense	3,937	4,022
Base management and incentive fees	2,539	2,373
Professional, administration and other expenses	1,096	920
Total expenses	7,572	7,315
Net investment income	4,076	3,603
Net gain (loss) on investments	21,399	(1,915)
Net increase in net assets resulting from operations	$25,475	$1,688
Investment Income
For the quarter ended December 31, 2024, total investment income increased by $0.7 million as compared to the quarter ended September 30, 2024. The increase in total investment income was primarily due to increases in dividend income of $0.6 million and fee income of $0.3 million.
Expenses
For the quarter ended December 31, 2024, total expenses increased by $0.3 million as compared to the quarter ended September 30, 2024. The increase in total expenses was primarily due to an increase in base management and incentives fees of $0.2 million.
Net Gain (Loss) on Investments
For the quarter ended December 31, 2024, net gain on investments of $21.4 million was primarily due to net unrealized appreciation of $15.6 million on our common equity investment in Pfanstiehl Holdings, Inc.

LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2024, we had $6.1 million of cash and cash equivalents, which included $4.8 million held in OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by OFSCC-FS is restricted by contractual conditions of its credit facility with BNP Paribas, including limitations on the amount of cash OFSCC-FS can distribute to us.
As of December 31, 2024, we had an unused commitment of $24.0 million under our senior secured revolving credit facility with Banc of California, as well as an unused commitment of $82.7 million under our revolving credit facility with BNP Paribas, both of which are subject to borrowing base requirements and other covenants.
As of December 31, 2024, we had a payable for investments purchased of $1.8 million and outstanding commitments to fund various undrawn revolvers and other credit facilities of portfolio companies totaling $18.8 million.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Tuesday, March 4, 2025, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:
INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.
TELEPHONE: Dial 1-833-816-1364 (Domestic) or 1-412-317-5699 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through March 14, 2025 and may be accessed by calling 1-877-344-7529 (Domestic) or 1-412-317-0088 (International) and utilizing conference ID #8100611.
For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-K for the year ended December 31, 2024.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	December 31,
	2024	2023
Assets
Total investments, at fair value (amortized cost of $363,547 and $403,530, respectively)	$409,665	$420,287
Cash and cash equivalents	6,068	45,349
Receivable for investments sold	9,247	—
Interest and dividend receivable	1,774	2,217
Prepaid expenses and other assets	1,369	1,965
Total assets	428,123	469,818

Liabilities
Revolving lines of credit	68,350	90,500
SBA debentures (net of deferred debt issuance costs of $0 and $20, respectively)	—	31,900
Unsecured Notes (net of discounts and deferred debt issuance costs of $1,688 and $2,667, respectively)	178,312	177,333
Interest payable	3,195	3,712
Payable to investment adviser and affiliates	3,145	3,556
Payable for investments purchased	1,802	—
Other liabilities	1,094	813
Total liabilities	255,898	307,814

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,398,078 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	134	134
Paid-in capital in excess of par	184,912	184,841
Total distributable earnings (accumulated losses)	(12,821)	(22,971)
Total net assets	172,225	162,004

Total liabilities and net assets	$428,123	$469,818

Number of common shares outstanding	13,398,078	13,398,078
Net asset value per share	$12.85	$12.09

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Investment income
Interest income	$10,474	$12,884	$43,334	$54,669
Dividend income	843	342	4,125	1,795
Fee income	331	257	505	479
Total investment income	11,648	13,483	47,964	56,943

Expenses
Interest expense	3,937	4,684	16,648	19,482
Base management fees	1,520	1,645	5,993	7,218
Income Incentive Fee	1,019	1,174	4,178	5,040
Professional fees	411	419	1,630	1,681
Administration fees	337	379	1,521	1,680
Other expenses	348	486	1,282	1,682
Total expenses	7,572	8,787	31,252	36,783
Net investment income	4,076	4,696	16,712	20,160

Net realized and unrealized gain (loss) on investments
Net realized loss, net of taxes	(2,499)	(1,110)	(17,121)	(11,405)
Net unrealized appreciation (depreciation), net of deferred taxes	23,898	(7,695)	28,851	(9,007)
Net gain (loss) on investments	21,399	(8,805)	11,730	(20,412)
Loss on extinguishment of debt	—	—	—	(213)
Net increase (decrease) in net assets resulting from operations	$25,475	$(4,109)	$28,442	$(465)

Net investment income per common share - basic and diluted	$0.30	$0.35	$1.25	$1.50
Net increase (decrease) in net assets resulting from operations per common share - basic and diluted	$1.90	$(0.31)	$2.12	$(0.04)
Distributions declared per common share	$0.34	$0.34	$1.36	$1.34
Basic and diluted weighted-average common shares outstanding	13,398,078	13,398,078	13,398,078	13,398,078

ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital’s investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940(4), as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
847-734-2084
investorrelations@ofscapital.com

(4) Registration does not imply a certain level of skill or training

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